UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Healthaxis, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders (“Annual Meeting”) of Healthaxis Inc. (the “Company”), which will be held on May 10, 2006, at 8:00 a.m., Central Daylight Time, at the offices of the Company located at 7301 North State Highway 161, Suite 300, Irving, Texas 75039. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed. Please give this information your careful attention.

Healthaxis invites all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

Sincerely,

James W. McLane
Chairman

John M. Carradine
Chief Executive Officer

Irving, Texas
April 10, 2006

HEALTHAXIS INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 10, 2006

TO THE SHAREHOLDERS OF HEALTHAXIS INC.:

Healthaxis Inc. will hold its Annual Meeting of Shareholders at 8:00 a.m., Central Daylight Time, on May 10, 2006, at the executive offices of Healthaxis Inc. located at 7301 North State Highway 161, Suite 300, Irving, Texas 75039, for the following purposes:

1.	To elect eight directors to serve until the next annual meeting of shareholders and until their successors are duly elected;

2.	To ratify the selection of McGladrey & Pullen, LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2006; and

3.	To act upon such other matters as may properly come before the meeting, including any motion to adjourn to a later time to permit further solicitation of proxies if necessary to establish a quorum, or to obtain additional votes in favor of the proposals or before any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 31, 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD OR BY OTHER MEANS MADE AVAILABLE BY YOUR BANK, BROKER OR NOMINEE. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

J. Brent Webb
Secretary

Irving, Texas
April 10, 2006

Healthaxis Inc.
7301 North State Highway 161
Suite 300
Irving, TX 75039

PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of Healthaxis Inc. for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 10, 2006, at 8:00 a.m., Central Daylight Time, at the offices of the Company located at 7301 North State Highway 161, Suite 300, Irving, TX 75039, and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will be sent or given to shareholders is April 10, 2006. All references in this Proxy Statement to the “Company” or “Healthaxis” includes Healthaxis Inc. and its subsidiaries.

If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy. If no vote is specified, it will be voted FOR each of the matters described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting for action, including a proposal to adjourn or postpone the Annual Meeting to permit the Company to solicit additional proxies if necessary to establish a quorum or to obtain additional votes in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion. You may revoke your proxy at any time before it is exercised by writing to the Company’s Secretary; by timely delivering a properly executed, later-dated proxy; or by voting by ballot at the Annual Meeting. The method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or nominee, you must obtain a proxy, executed in your favor, from the bank, broker or nominee, to be able to vote at the Annual Meeting and follow the bank, broker or nominee’s instructions regarding revoking your proxy.

The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors, officers or employees of the Company and its subsidiaries without additional compensation. Upon request by banks, brokers and nominees who are record holders of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), the Company is required to pay the reasonable expenses incurred by such banks, brokers and nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the Common Stock.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company had 6,088,855 shares of Common Stock outstanding at the close of business on March 31, 2006 (the “Record Date”). In order for a quorum to be present at the Annual Meeting, a majority of the outstanding shares of the Common Stock entitled to vote as of the close of business on the Record Date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of all other matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal. Under Pennsylvania law, abstentions are not considered to be cast votes and thus, although they will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting, such abstentions will have no effect on the approval of any matter to come before the Annual Meeting. Broker non-votes will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the approval of any matter to come before the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 31, 2006, the beneficial ownership of the Company’s Common Stock: (i) by each person known by the Company to be the beneficial owner of five percent or more of the Company’s outstanding Common Stock, (ii) by each director of the Company, (iii) by the Chief Executive Officer and the four other most highly compensated executive officers during fiscal 2005 (the “Named Executive Officers”), and (iv) by the directors and executive officers of the Company as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.

5% Beneficial Owners(1)	Number of Shares Beneficially Owned(2)		Percent of Class
Sharad K. Tak c/o Tak Investments, Inc. 400 Professional Drive, Suite 420 Gaithersburg, MD 20879	5,555,556	(3)	59.0%
LB I Group Inc. c/o Lehman Brothers, Inc. 745 Seventh Avenue, 2nd Floor New York, NY 10019	664,999	(4)	10.9%

Directors and Executive Officers
James W. McLane	325,051	(5)	5.1%
Adam J. Gutstein	25,500	(6)	*
Kevin F. Hickey	25,260	(7)	*
Thomas L. Cunningham	24,646	(8)	*
John W. Coyle	18,500	(9)	*
James J. Byrne	17,500	(10)	*
Barry L. Reisig	4,000	(11)	*
John M. Carradine	183,525	(12)	2.9%
Lawrence F. Thompson	50,000	(13)	*
J. Brent Webb	109,251	(14)	1.8%
Jimmy D. Taylor	—		—
All directors and executive officers as a group (12 Persons)	823,233	(15)	12.0%

*	Less than 1%

(1)	The address of each director and executive officer is 7301 North State Highway 161, Suite 300, Irving, TX 75039.

(2)	Includes options and warrants exercisable within 60 days from March 31, 2006.

(3)	Includes warrants to purchase 3,333,334 shares of common stock exercisable within 60 days, and excludes warrants to purchase up to 2,777,777 shares of common stock that are contingent on the Company compelling the exercise thereof, or the exercise by Tak Investments, Inc. of other included warrants, all as more particularly described below under the caption “Certain Relationships and Related Transactions”.

(4)	As reported on Schedule 13G/A filed on September 2, 2005, excludes Series A Convertible Preferred Stock convertible into 740,401 Common Shares and warrants to acquire 387,117 Common Shares.

(5)	Includes options to purchase 264,016 shares of the Common Stock exercisable within 60 days.

(6)	Includes options to purchase 24,500 shares of the Common Stock exercisable within 60 days.

(7)	Includes options to purchase 25,260 shares of the Common Stock exercisable within 60 days.

(8)	Includes options to purchase 21,688 shares of the Common Stock exercisable within 60 days.

(9)	Includes options to purchase 17,500 shares of the Common Stock exercisable within 60 days.

(10)	Includes options to purchase 17,500 shares of the Common Stock exercisable within 60 days.

(11)	Includes options to purchase 4,000 shares of the Common Stock exercisable within 60 days.

(12)	Includes options to purchase 181,075 shares of the Common Stock exercisable within 60 days.

(13)	Includes options to purchase 50,000 shares of the Common Stock exercisable within 60 days.

(14)	Includes options to purchase 107,501 shares of the Common Stock exercisable within 60 days.

(15)	Includes options to purchase 753,040 shares of Common Stock exercisable within 60 days.

PROPOSAL I — ELECTION OF DIRECTORS

The Company’s Amended and Restated Articles of Incorporation and Bylaws currently provide that the Board of Directors shall consist of not less than three nor more than twelve directors, and that within these limits, the number of directors shall be as established by the Board of Directors. The Board of Directors has set the number of directors comprising the Board of Directors at eight directors. The Company’s Amended and Restated Articles of Incorporation do not permit shareholders to cumulate their votes for the election of directors.

At the Annual Meeting, shareholders will elect directors to serve for a term of one year until the next Annual Meeting of Shareholders and until each of their respective successors is elected and qualified, or the earlier of their death, resignation or removal from office. Messrs. James J. Byrne, John M. Carradine, John W. Coyle, Thomas L. Cunningham, Adam J. Gutstein, Kevin F. Hickey, James W. McLane and Barry L. Reisig have been nominated for re-election to the Board of Directors.

The following table sets forth certain information, as of March 31, 2006, regarding the nominees to the Company’s Board of Directors. Each director has consented to being named in the Proxy Statement and to serve if elected. The Board of Directors knows of no reason why such directors would be unable to serve. If any of the directors should for any reason become unable to serve, then valid proxies will be voted for the election of such substitute nominee as the Board of Directors may designate, the Board of Directors may reduce the number of directors to eliminate the vacancy, or the position may remain vacant.

Name	Age	Position Held In the Company	Served as Director Since
James J. Byrne	70	Director	2003
John M. Carradine	47	President & Chief Executive Officer	2005
John W. Coyle	53	Director	2003
Thomas L. Cunningham	62	Director	2003
Adam J. Gutstein	43	Director	2001
Kevin F. Hickey	54	Director	2001
James W. McLane	67	Chairman	2001
Barry L. Reisig	60	Director	2005

The biographical information for each director of the Company is set forth below.

      James J. Byrne has served as a director of the Company since 2003. Mr. Byrne has served as Chairman of Byrne Technology Partners, Ltd., since April 1995. The firm provides interim management at the CEO and senior executive level for high technology companies. Services provided include turnaround, valuation improvement and exit strategies. In addition, Mr. Byrne will assist his clients by assuming management control of their investments and in that regard, he became Chairman of the Board and Chief Executive Officer of OpenConnect, a worldwide software company, from May 1999 to May 2001. From April 1990 to April 1995, Mr. Byrne served as President of Harris Adacom Corporation. Mr. Byrne has also held management positions with United Technologies, General Electric and Honeywell. Mr. Byrne currently serves on the Board of Lennox International Inc., an industry-leading provider of residential and commercial air conditioning and heating systems, a NYSE listed company. Mr. Byrne has also served on boards in Mexico, Hong Kong, Germany, France and the United Kingdom. In addition, he served as a board member of the American Electronics Association (AEA) and was Chairman of AEA’s Texas Council. He is a Fellow and member of the board of the Legacy Center for Public Policy.

John M. Carradine was elected to the Board of Directors and named Chief Executive Officer of the Company effective October 1, 2005. Mr. Carradine has served as President of the Company since February 2004, and also served as Chief Operating Officer of the Company from February 2004 until October 2005. Mr. Carradine served as Treasurer and Chief Financial Officer of the Company from March 2001 to November 2004, and has served as President of Healthaxis Imaging Services, LLC, since April 1, 2002. From 1998 to 2001, Mr. Carradine served as Chief Financial Officer and a director of Micrografx, Inc., a publicly traded software development and services company with operations in the United States, Europe, Japan, and Australia, where he was responsible for worldwide financial and administrative functions including all finance and accounting, technology operations, planning and investor relations. From 1990 to 1998, Mr. Carradine served as Vice President of Finance and Chief Financial Officer of Intellicall, Inc., an American Stock Exchange listed manufacturer and provider of telecommunications products and services both in the United States and overseas. Mr. Carradine began his career with Arthur Young and Company as an Auditor from 1980 to 1983, and subsequently served from 1983 to 1990 as Treasurer for Computer Language Research, Inc., a provider of software and data processing services.

John W. Coyle has served as a director of the Company since 2003. Mr. Coyle was Senior Vice President CIGNA HealthCare and President of Connecticut General Life Insurance Company, a subsidiary of Cigna, a leading health insurance company, from 2003 until 2005. Mr. Coyle was the President and Chief Operating Officer of Trigon Blue Cross Blue Shield, a Richmond Virginia based health insurer from 2001 until its sale in 2003. Mr. Coyle also has served in various executive capacities at Aetna, Inc., from 1990 until 2000 including Senior Vice President, Head of Business Operations, Senior Vice President, Head of International Health Business and Regional Vice President.

Thomas L. Cunningham has served as a director of the Company since 2003, and is designated by the Board as the “audit committee financial expert” under the Sarbanes-Oxley Act of 2002. Mr. Cunningham served over 28 years at Ernst & Young LLP (and predecessor “Ernst” firms), withdrawing as an audit partner in September 1991. He worked as an equity research analyst specializing in special situations and health care stocks with William K. Woodruff Incorporated and Rauscher Pierce Refsnes, Inc. from 1993 through 1996. Since January 1997 and for earlier interim periods, he has been self-employed as a Certified Public Accountant and business consultant. As part of his CPA practice, he is currently licensed as a financial advisor under NASD Series 24 and 7 by H. D.Vest Financial Services. From December 1991 through October 2003, he served on the Board of Directors of Bluebonnet Savings Bank FSB. Bluebonnet was voluntarily liquidated as a profitable savings bank in October 2003. Since May 2003, Mr. Cunningham has served as a director and, since January 2004, as an audit committee member and financial expert, of Encore Wire Corporation (Nasdaq: WIRE).

Adam J. Gutstein has served as a director of the Company since 2001. He has served as a Director of DiamondCluster International, Inc., a global business and technology strategy and implementation firm, since August of 1999. Mr. Gutstein currently is the President and CEO-elect of DiamondCluster International, Inc., Managing Director of European, Middle East and Latin American operations and a member of the firm’s Office of the Chairman. Mr. Gutstein has also served as Global Managing Director and as President of North America of DiamondCluster International, Inc. From 1994 through 2000, Mr. Gutstein served in a variety of management positions with Diamond Technology Partners, a consulting and predecessor firm to DiamondCluster International, Inc.

Kevin F. Hickey has served as a director of the Company since 2001. He is currently President of D2 Hawkeye, Inc., a medical data mining company. During 2005, he served as an independent consultant to health insurance and technology companies. From 1999 until 2005, he served as the Chairman and Chief Executive Officer of IntelliClaim, a privately held application service provider that provides insurance payors with capabilities for enhancing claim processing efficiency and productivity. From 1997 until 1998, Mr. Hickey was Executive Vice President of Operations and Technology for Oxford Health Plans. Mr. Hickey has also served as a director of the American Association of Preferred Provider Organizations from 1999 until 2002; a director of First Health/HealtheSolutions, a privately held company, since 1982; a director of Benefit Management Group, a privately held company, since 1997; a director of Wellcare, Inc., a publicly traded Medicaid managed care organization, since 2002; and a director of HealthMarket, Inc., a consumer directed health plan, from 2002 until 2004.

James W. McLane has served as a director of the Company since 2001, and as Chairman since July 2001. He also served as Chief Executive Officer from February 2001 until October 2005, and as President from February 2001 through February 2004. He served as a director of Beverly Enterprises, Inc., an elder care services provider from 2000 until 2006 when the company was sold. Mr. McLane served as President, Chief Operating Officer and Director of NovaCare, Inc., a provider of physical therapy and orthotics and prosthetics devices and services, from 1997 to 2000; Executive Vice President of Aetna Life & Casualty and Chief Executive Officer of Aetna Health Plans from 1991 to 1996. Prior to that time, he served as Senior Vice President and Division Executive of Citibank’s Corporate Finance Division; Europe/Middle East & Africa Division of the Capital Markets Group, and Citicorp’s Global Insurance Division and Capital Investments Division, and he also served as Chairman of Ambac, Inc. and CapMac, Inc., companies which provided financial guarantees on municipal bonds and asset backed securities.

Barry L. Reisig has served as a director of the Company since 2005. He is a Vice President of System Planning Corporation, a government contracting and consulting firm focused on the defense industry. He also serves as President and CEO of SPC International, one of its subsidiaries. Mr. Reisig retired from Arthur Andersen in 2002 after more than 30 years of service. There he headed the firm’s Human Capital Practice in the Middle Atlantic Region focusing on compensation and benefits matters. He also led the firm’s High Technology and Small Business practice which became one of the leading practices in Northern Virginia. He is also a director and member of the audit committee of GTSI Corp., a Nasdaq listed technology and solutions aggregator. Mr. Reisig was appointed to the Company’s Board of Directors pursuant to the terms of the Investor Rights Agreement as more fully described below under “Certain Relationships and Related Transactions.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMMON SHAREHOLDERS VOTE FOR THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTOR AND COMMITTEE MATTERS

During 2005, the Board of Directors had a Compensation Committee, a Nominating Committee and an Audit Committee that performed the functions described below. During 2005, the Board of Directors of the Company held six meetings. Each director attended at least 75% of the aggregate meetings held by the Board of Directors and the Committees on which he served. In addition, it is the policy of the Board of Directors to hold an executive session of independent directors without the presence of management at each Board of Directors meeting.

All members of the Board of Directors are required to attend each annual meeting of shareholders except for absences due to causes beyond the reasonable control of the director. There were six directors at the time of the 2005 annual meeting of shareholders, and five directors attended the meeting.

The Compensation Committee is responsible for reviewing and approving the compensation for the Chief Executive Officer and evaluating the Chief Executive Officer’s performance, establishing policies regarding compensation for other officers of the Company, administering the Company’s incentive bonus and stock option plans, and other compensation matters. The members of the Compensation Committee are Messrs. Hickey (chairman), Byrne and Gutstein. All members of the Compensation Committee are “independent” as defined by the rules of the Nasdaq Stock Market. The Compensation Committee held three meetings and acted an additional two times by unanimous written consent in 2005. The report of the Compensation Committee is included in this Proxy Statement. A written charter for the Compensation Committee has been adopted by the Board of Directors and is available on the Company’s website at www.healthaxis.com.

The Nominating Committee monitors the size and composition of the Board of Directors, reviews the independence of its members, makes recommendations for nominees for directors, and considers nominees recommended by shareholders according to the procedures set forth below under the captions “The Company’s Director Nomination Process,” “Advance Notice Bylaw Provision” and “Shareholder Proposals.” The members of the Nominating Committee are Messrs. Gutstein (chairman), Hickey and Cunningham. All members of the

Nominating Committee are “independent” as defined by the rules of The Nasdaq Stock Market. The Nominating Committee held two meetings in 2005. A written charter for the Nominating Committee has been adopted by the Board of Directors and is available on the Company’s website at www.healthaxis.com.

The Audit Committee is responsible for the appointment of the Company’s auditors, compensation and oversight matters regarding the auditors, reviewing the scope and results of audits, reviewing management’s overview of the risks, policies, procedures and controls surrounding the integrity of financial reporting, reviewing any relationship that may affect the independence of outside auditors, reviewing any internal control or accounting issues of the Company and reviewing the adequacy of the Company’s accounting, financial and operating systems. The current members of the Audit Committee are Messrs. Cunningham (chairman), Coyle, Byrne and Reisig. The Board of Directors has determined that Mr. Cunningham and Mr. Reisig are each qualified as an audit committee financial expert within the meaning of the regulations of the Commission. The Audit Committee held five meetings in 2005. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. All members of the Audit Committee are independent as defined by the applicable rules of The Nasdaq Stock Market and the regulations of the Commission.

The Company’s Director Nomination Process

The Nominating Committee’s charter sets forth the policies and process for identifying and recommending candidates for election to the Board of Directors. The Committee will select new director candidates who satisfy the following minimum qualifications: (i) have significant business or public experience that is relevant and beneficial to the Board of Directors and the Company, (ii) are willing and able to make a sufficient time commitment to the affairs of the Company in order to perform effectively the duties of a director, including regular attendance of Board of Directors meetings and committee meetings, (iii) are committed to the long-term growth and profitability of the Company, (iv) are individuals of character and integrity, (v) are individuals with inquiring minds who are willing to speak their minds and challenge and stimulate management, and (vi) are individuals that will represent the interests of the Company as a whole and not only the interests of a particular stockholder or group.

There are two primary methods the Nominating Committee may use to identify candidates for director nominees. First, the Nominating Committee may solicit names of potential candidates from a variety of sources, including directors, Company officers, other individuals with whom the Nominating Committee members are familiar, or through its own research. In addition, the Nominating Committee may retain a search firm to identify qualified candidates for director nominees.

Pursuant to the Company’s Bylaws, nominations for directors to be elected may be made at a meeting of shareholders only by (i) the Board of Directors (or any committee thereof), or (ii) a shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the procedure set forth in Section 202(b) of the Company’s Bylaws (as described below). At any time prior to the election of directors at a meeting of shareholders, the Board of Directors may designate a substitute nominee to replace any bona fide nominee who was nominated as set forth above and who, for any reason, becomes unavailable for election as a director.

The Nominating Committee will consider new director candidates recommended by the Company’s shareholders to the extent such recommendations are made in compliance with applicable laws, rules and regulations, the Company’s Bylaws and procedures established by the Nominating Committee. Pursuant to the Company’s Bylaws, nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at a meeting of shareholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, not later than the date set forth under the heading “Advance Notice Bylaw Provision” below. Each such nomination or proposal shall set forth: (i) the name and address of the shareholder making the nomination or proposal and the person or persons nominated, or the subject matter of the proposal submitted; (ii) a representation that the shareholder is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated, or the proposal submitted; (iii) a description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made, or the proposal was submitted, by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. All late nominations will be rejected. Director candidates recommended by shareholders shall be evaluated by the Nominating Committee based on the same criteria outlined above to be applied to director candidates identified by the Nominating Committee.

Barry L. Reisig has been designated by Tak Investments, Inc. to fill one position on the Board of Directors according to the terms of the Investor Rights Agreement described below. To date, the Nominating Committee has not received any other candidate recommendation from Tak Investments, Inc. or any shareholder (or group of shareholders) that beneficially owns more than five percent of the Company’s Common Stock.

Affirmative Determinations of Director Independence

The Board of Directors has determined that each of the following directors is an “independent director” as the term is defined in Marketplace Rule 4200(a)(15) of the National Association of Security Dealers (the “NASD”):

James J. Byrne
John W. Coyle
Thomas L. Cunningham
Adam J. Gutstein
Kevin F. Hickey
Barry L. Reisig

The independent directors meet separately at each regular meeting of the Board of Directors. The independent directors have selected Mr. Gutstein to serve as Lead Director of the executive sessions of the independent directors.

Corporate Governance

The Board of Directors has adopted a Code of Conduct. The Code of Conduct applies to all directors and employees, including the Company’s principal executive, financial and accounting officers. The Code of Conduct is available on the Company’s website, www.healthaxis.com. The Company intends to post amendments to or waivers from the Code as required by applicable rules on the Company’s web site.

Current copies of the following materials related to the Company’s corporate governance policies and practices are available publicly on the Company’s web site at www.healthaxis.com:

•	Amended and Restated Audit Committee Charter

•	Nominating Committee Charter

•	Compensation Committee Charter

•	Code of Conduct

•	Audit Committee Policy for Pre-approval of Audit and Non-Audit Services

•	Procedures for Contacting the Board of Directors

The Procedures for Contacting the Board of Directors describes the manner in which interested persons may contact the Board of Directors or a particular director. Under the procedures, complaints relating to the Company’s accounting, internal accounting controls of auditing matters and concerns regarding questionable accounting or auditing matters will be referred to the Chairman of the Audit Committee. Other communications to the Board of Directors will be referred to the Chairman of the Company’s Board of Directors, or other director specified, provided that advertisements, solicitations for periodical or other subscriptions, and similar communications generally are not forwarded to Board members.

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation Committee consisted of Messrs. Hickey, Byrne, Gutstein. Aneesh P. Chopra also served on the Compensation Committee from August 10, 2005 through January 9, 2006. None of these individuals has at any time served as an officer or employee of the Company. No member of the Compensation Committee has any interlocking relationship with any other company that requires disclosure under this heading. No executive officer of the Company served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Director Compensation

Under the Director Compensation Plan for 2005, each director who served throughout the full year and who was not a current employee received a total of 8,000 options for service in 2005. An additional 2,000 options were granted to each committee chair for service in such capacity in 2005. All such options were granted pursuant to the Company’s 2000 Stock Option Plan. All options granted under this plan were priced in accordance with the terms of the 2000 Stock Option Plan, and vested 25% upon the date of each scheduled regular quarterly Board of Directors meeting during 2005.

Directors who served less than the full year received 2,000 options for each regularly scheduled quarterly Board of Directors meeting they attended following their election to the Board. All such options were granted pursuant to the Company’s Company’s 2005 Stock Incentive Plan. All options granted under this plan were priced in accordance with the terms of the Company’s 2005 Stock Incentive Plan, and vested fully upon the date of the final regular quarterly Board of Directors meeting held during 2005.

In addition to the above, during 2005 all non-employee directors received $1,000 cash consideration for each meeting attended in person, and $250 per hour for attendance at telephonic meetings, with a maximum of $1,000 per telephonic meeting. Committee chairs received an additional $1,500 for committee meetings held in person, or $750 for committee meetings held by phone.

PROPOSAL II — RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected McGladrey & Pullen, LLP as independent public accountants for the fiscal year ended December 31, 2006, and has determined that it would be desirable to request that the shareholders ratify such selection. The affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting in person or by proxy is necessary for the ratification of the selection of McGladrey & Pullen, LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2006. If the selection is not ratified, the Audit Committee may reconsider its selection.

Representatives from McGladrey & Pullen, LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Billed by Independent Public Accountants

The Company’s principal independent public accountant was McGladrey & Pullen, LLP for the years ended December 31, 2005 and December 31, 2004. Fees billed or to be billed in connection with services rendered for these years are as follows:

	2005	2004
Audit Fees	$260,094	$162,094
Audit-Related Fees	30,000	34,745
Tax Fees	0	0
All Other Fees	0	0
Total	$290,094	$196,839

In addition to the fees above, Ernst & Young, LLP billed a total of $110,450 audit fees in 2004 prior to their dismissal and the engagement of McGladrey and Pullen, LLP. These fees consisted of quarterly reviews and audit planning for 2004.

Audit Fees.  Audit fees were for professional services rendered for the audit, filing of a Form 10-K/A and quarterly reviews of the Company’s financial statements for the applicable fiscal year.

Audit-Related Fees.  Audit related fees in 2004 and 2005 consisted of completion of a Service Auditors Report performed in accordance Statement of Auditing Standard (“SAS”) #70.

Tax Fees.  Tax fees related to services for tax compliance, tax advice and tax planning services.

Audit Committee Pre-Approval Policy

The Audit Committee has a policy regarding pre-approval of all audit and non-audit services provided by the Company’s independent auditors. Each year the Audit Committee considers for general pre-approval the independent auditor’s engagement to render audit services, and well as the provision of audit-related services, tax services and all other services. The Audit Committee generally pre-approves certain services in these categories up to a specified budgeted amount. The term of any general pre-approval is 12 months from the date of pre-approval, unless otherwise stated. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations. Any proposed service that has not received general pre-approval, or for which budgeted amounts exceed the pre-approved cost levels, will require specific pre-approval by the Audit Committee.

Changes in the Company’s Independent Public Accountants

On September 20, 2004, the Company’s Audit Committee voted to dismiss Ernst & Young LLP as the Company’s independent public accountants, effective immediately. The reports of Ernst & Young LLP on the Company’s financial statements for each of the years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope, or accounting principles.

During the years ended December 31, 2003 and December 31, 2002 and the interim periods of calendar year 2004 through the date of this dismissal, the Company had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter thereof in the report on the financial statements of the Company for such annual periods. There were no other reportable events (as defined in paragraphs (A) through (D) of Regulation S-K Item 304(a)(1)(v)) during the calendar years ended December 31, 2003 and December 31, 2002 and from January 1, 2004 through the date of this dismissal. Ernst & Young LLP furnished the Company with a letter addressed to the Commission stating that it agreed with the foregoing statements contained in this and the preceding paragraph.

On September 20, 2004, the Company’s Audit Committee approved the engagement of McGladrey & Pullen, LLP as the Company’s independent public accountants, replacing Ernst & Young LLP. During the Company’s two most recent fiscal years and the interim periods of 2004 prior to engaging McGladrey & Pullen, LLP, the Company had not consulted McGladrey & Pullen, LLP with respect to any matters described in Regulation S-K Item 304(a)(2)(i) or (ii).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE FOR THE RATIFICATION OF THE SELECTION
OF MCGLADREY & PULLEN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Biographical information regarding the Company’s executive officers is as follows:

John M. Carradine — See biographical information under the caption Proposal I — Election of Directors.

Lawrence F. Thompson, age 48, is the Company’s Executive Vice President effective June 1, 2005. From January 2002 to May 2005, he was the Chief Executive Officer of Benefit Systems, Inc., a company located in Fresno, CA, which consults with third party administrators, brokers, business process outsourcers and insurance companies in the healthcare industry. From July 1988 until December 2001, Mr. Thompson was the founder, President and Chief Executive Officer of Glacier Insurance Administrators, a large third party administrator in Fresno, California. Mr. Thompson has served on the board of the Self-Insurance Institute of America since 1995, and is also a past chairman. Mr. Thompson is also an active member of the National Association of Health Underwriters and the Fresno Chamber of Commerce, as well as a past active member of the Society of Professional Benefit Administrators. Prior to forming Glacier Insurance Administrators, Mr. Thompson was the Executive Vice President of Dun and Bradstreet Plan Services. He began his career as a member of the Aetna Group School and worked as an account executive with Aetna Life and Casualty. Mr. Thompson served as a consultant to the Company in 2004 and 2005.

Ronald K. Herbert, age 37, became Chief Financial Officer of the Company as of December 31, 2005. From February 2004 to December 2005, Mr. Herbert was a consulting CFO for VirtualCFO, Inc., providing fractional CFO and other financial services for companies including venture-backed startups, small public companies, and subsidiaries of international public companies. From January 2001 to September 2003, Mr. Herbert served as chief financial officer of SANcastle Technologies, Inc., a venture-backed technology startup company. Mr. Herbert’s experience also includes numerous executive and financial accounting and reporting roles for public companies including Kimberly-Clark, Cyrix, Micrografx, and CompX International. He began his career as a public accountant with Ernst & Young in Dallas, Texas. Mr. Herbert received his bachelor’s of business administration from Southern Methodist University and is a licensed Certified Public Accountant in the state of Texas.

J. Brent Webb, age 44, has been Senior Vice President, Secretary and General Counsel since May 2002. Mr. Webb has been a Vice President of the Company since May 2001, and previously served as Assistant Secretary. Mr. Webb joined the Company in January 1999 as Corporate Counsel. Prior to joining the Company, Mr. Webb spent 11 years in private legal practice in the Dallas, Texas area.

Biographical information regarding other key employees is as follows:

Marc S. Maraccini, age 52, became Senior Vice President of Sales and Marketing in June 2005. From May 2003 to June 2005, Mr. Maraccini was Vice President of Worker’s Compensation product for Catalyst Rx, a leading pharmaceutical benefits manager. From September 1999 until May 2003, he served as Senior Vice President and Chief Sales Officer for Glacier Insurance Administrators, Inc., where his responsibilities included national sales, client and customer services as well as marketing planning. Mr. Maraccini is an experienced healthcare executive with more than 20 years of experience in the Group Health and Managed Care industry, including various sales and marketing executive positions with Pacific Mutual Life, Dun and Bradstreet Plan Services and New York Life Administration Corporation. He holds a Bachelor’s Degree and Master’s Degree from the University of Wisconsin. He is an active member of the Self-Insurance Institute of America serving on SIIA’s national marketing committee.

Roxanne Seale, age 49, has been Vice President of Application Solutions of Healthaxis since May 2002. Ms. Seale joined the Company in 1988, and has held various technical and management positions since that time.

William H. Malone, age 53, has been the Vice President of Imaging Services since September 1998. Mr. Malone joined Imaging Services in October 1996 and served as the Regional Manager for the Utah Operations. Prior to joining Imaging Services, Mr. Malone served with New Horizons as an Account Manager for a computer learning center. Mr. Malone retired from the United States Marine Corps in 1993. During his time in the Military, he served as a Financial Management Officer and Supply Officer.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation paid by the Company and its subsidiaries to the Chief Executive Officer and each Named Executive Officer during the years ending December 31, 2005, 2004 and 2003.

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Awards of Securities Underlying Options (#)	All Other Compensation(1) ($)
John M. Carradine,	2005	215,000		—	10,000	(2)	110,000	6,300
Chief Executive Officer	2004	215,000		15,000	—		40,000	6,150
	2003	183,600		—	—		6,075	4,115

Lawrence F. Thompson,	2005	116,667		16,000	24,928	(3)	50,000	1,500
Executive Vice President	2004	—		—	—		—	—
	2003	—		—	—		—	—

J. Brent Webb,	2005	150,000		15,000	10,000	(2)	50,000	4,500
Senior Vice President,	2004	150,000		12,5000	—		40,000	4,402
Secretary and	2003	130,500		225	—		9,433	4,082
General Counsel

James W. McLane,	2005	226,025	(4)	—	34,788	(5)	75,000	8,781
Chairman and Former	2004	251,150	(4)	—	40,869	(5)	100,000	7,250
Chief Executive Officer	2003	251,150	(4)	—	39,107	(5)	14,016	5,650

Jimmy D. Taylor,	2005	135,429	(7)(8)	—	10,000	(2)	40,000	4,063
Former Chief	2004	135,900	(7)	—	—		20,000	4,707
Financial Officer(6)	2003	132,051		19,010	—		6,900	4,080

(1)	Represents the amount contributed to the 401K savings plan by the Company on behalf of the named executive.

(2)	Includes $10,000 paid in exchange for waiving certain employment agreement rights in connection with the May 2005 financing transaction.

(3)	Represents travel, living and automobile expenses paid by the Company on behalf of Mr. Thompson who lives in California, and tax gross-up payments to cover individual income tax associated with the Company’s payment of these expenses.

(4)	Includes $900 each year in benefit waiver payments under the Company’s standard benefit policies.

(5)	Represents travel and living expenses paid by the Company on behalf of Mr. McLane who lives in Pennsylvania, and a tax gross-up payment to cover individual income tax associated with the Company’s payment of these expenses. Amount shown for 2005 also includes $10,000 paid in exchange for waiving certain employment agreement rights in connection with the May 2005 financing transaction.

(6)	Mr. Taylor was the Company’s Chief Financial Officer through December 15, 2005.

(7)	Includes $862 in 2005 and $900 in 2004 in benefit waiver payments under the Company’s standard benefit policies.

(8)	Includes $5,192 in unused vacation payment under the Company’s standard benefit policies.

Stock Options Granted

The following table sets forth information regarding options granted to each Named Executive Officer during 2005 and the values of such options held by such individuals at fiscal year end.

Option/SAR Grants in Last Fiscal Year

						Potential Realizable Value At Assumed Annual Rates Of Stock Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price $/Share	Expiration Date	5%	10%
John M. Carradine	60,000	(2)	13%	$1.80	5/13/2015	$67,921	$172,124
Chief Executive Officer	50,000	(2)	11%	$2.25	11/9/2015	$70,751	$179,296

Lawrence F. Thompson Executive Vice President	50,000	(2)	11%	$1.80	5/13/2015	$56,601	$143,437

J. Brent Webb Sr. Vice President, Secretary and General Counsel	50,000	(2)	11%	$1.80	5/13/2015	$56,601	$143,437

James W. McLane Chairman and Former Chief Executive Officer	75,000	(2)	17%	$1.80	5/13/2015	$84,901	$215,155

Jimmy D. Taylor Former Chief Financial Officer	40,000	(2)	9%	$1.80	(3)	—	—

(1)	The amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of the respective underlying common stock. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the applicable underlying common stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

(2)	These options were granted under the Company’s 2005 Stock Incentive Plan, and are all fully vested.

(3)	All of Mr. Taylor’s options have expired unexercised following 90 days from his resignation as of December 15, 2005.

Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year End Option/SAR Values

The following table sets forth information regarding options exercised by each of the Named Executive Officers during fiscal 2005, as well as the year end values of shares underlying options:

			Number of Securities Underlying Unexercised Options/SARS at Fiscal Year End (#)		Value of Unexercised In-the- Money Options/SARs at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John M. Carradine	—	—	181,075	—	—	—
Lawrence F. Thompson	—	—	50,000	—	—	—
J. Brent Webb	—	—	107,501	—	—	—
James W. McLane	—	—	264,016	—	—	—
Jimmy D. Taylor	—	—	67,501	—	—	—

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding all compensation plans under which Company equity securities are authorized for issuance as of December 31, 2005:

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in left column)
Equity compensation plans approved by security holders(1)	1,004,333	$3.03	994,968
Equity compensation plans not approved by security holders(2)(3)	211,245	$22.57	0
Total	1,215,578	$6.43	994,968

(1)	This category consists of the Healthaxis Inc. 2005 Stock Incentive Plan, which amended and restated the Healthaxis Inc. 2000 Stock Option Plan, both of which were approved by the shareholders.

(2)	This table does not include 191,285 shares of Common Stock that may be issued upon exercise of options outstanding under the Healthaxis.com, Inc. Amended and Restated 1998 Stock Option Plan which was assumed in the Healthaxis.com merger with the Company as approved by the shareholders. The weighted average exercise price of these outstanding options is $18.72.

(3)	This category includes an aggregate of 171,225 shares subject to options outstanding under the Provident American Corporation Stock Option Plan For Directors and the Provident American Corporation Amended And Restated Stock Option Plan For Directors and other historical plans related to the issuance of options to former officers, directors and related to the Company’s discontinued insurance operations. The Company no longer makes any option grants under any of these plans. This category also includes a total of 40,020 shares subject to outstanding warrants that were issued by the Company in connection with historical consulting and services arrangements. The Healthaxis.com warrants were originally issued in connection with various marketing and carrier partner agreements related to the discontinued retail website operations.

EMPLOYMENT AGREEMENTS

Messrs. McLane, Carradine and Webb have Change in Control Employment Agreements with the Company that set forth, among other things, the terms and conditions pursuant to which the Company or its successor will continue to employ them or the amount of certain payments that would be made to each executive upon certain events following a change in control of the Company. A Change in Control Employment Agreement with Mr. Taylor terminated and became of no further force or effect following his resignation effective December 15, 2005. On May 13, 2005, the Company and each of Messrs. McLane, Carradine and Webb executed an amendment to each of their respective Change in Control Employment Agreements (the “Employment Agreement Amendments”) under which they agreed that the closing of the investment transaction between the Company and Tak Investments, Inc. on that date resulted in a “change in control” of the Company and the triggering of the commencement of a three-year employment period between the Company and each of such executives. Under the terms of the amended employment agreements with Messrs. Carradine and Webb, the Company is required to compensate the executives at the rate of compensation and bonus prior to the change in control, or the annual salary in effect on December 31, 2002, if greater.

Pursuant to the terms of Mr. McLane’s Employment Agreement Amendment, as recommended by Mr. McLane to the Board of Directors, Mr. McLane’s duties as Chief Executive Officer were to be gradually decreased, he was able to conduct his business principally from Philadelphia, and upon a date no later than December 31, 2006, Mr. McLane will cease to serve as Chairman, unless a modification is mutually agreed upon by Mr. McLane and the Board of Directors of the Company. Effective as of July 1, 2005, Mr. McLane’s base salary was to be reduced to $225,000, per his Employment Agreement Amendment and his recommendation to the Company’s Board of Directors. Mr. McLane voluntarily recommended to the Board that it further reduce his base salary to $200,000 as of July 1, 2005, and the Compensation Committee agreed to the further reduction. Pursuant to his Employment Agreement Amendment, Mr. McLane’s annual base salary was not to be reduced below $200,000 while he was serving as Chairman and Chief Executive Officer, or as Chairman only, unless a lesser amount was mutually agreed to by Mr. McLane and the Company. As of October 1, 2005, Mr. McLane ceased to serve as Chief Executive Officer. On November 19, 2005, the Compensation Committee, on behalf of the Company, and Mr. McLane reached an oral agreement to modify Mr. McLane’s Change in Control Employment Agreement, as amended. Under the terms of this oral agreement, effective as of January 1, 2006, Mr. McLane ceased to be an employee and now provides consulting services to the Company. The Company has agreed to pay Mr. McLane a consulting fee of $10,000 per month through June 30, 2006. Mr. McLane continues to serve as Chairman of the Board and, effective July 1, 2006 and thereafter, Mr. McLane will receive a $5,000 fee in his capacity as Chairman for each meeting of the Board of Directors attended, unless an alternative arrangement is agreed to at that time. These changes in Mr. McLane’s duties and compensatory arrangements were made at Mr. McLane’s initiative. As a result of the Company’s and Mr. McLane’s mutual agreement to these changes, Mr. McLane’s “Employment Period” under his Change in Control Employment Agreement, as amended, ceased as of December 31, 2005. Further, Mr. McLane waived entitlement to any severance payments arising as a result of his termination of employment under Section 5(a)(i) of the Change in Control Employment Agreement. Consistent with the Change in Control Employment Agreement and Mr. McLane’s Employment Agreement Amendment, the stock options held by Mr. McLane will remain exercisable for extended periods of thirty-six (36) months, and Mr. McLane will be entitled to certain other specified benefits.

Under the amended employment agreements with Mr. Carradine and Mr. Webb, the Company will provide the covered executives with termination benefits if their employment is terminated by the Company without “cause” or by the individual for “good reason,” as those terms are defined in the agreements, within the 3 year employment term. The termination benefits under these agreements are as follows:

•	A lump sum payment equal to the executive’s salary through the termination date not yet paid and a pro-rated bonus based on the number of days of the current fiscal year as of the termination date;

•	A lump sum payment equal to eighteen months’ salary and the average bonus for the preceding three years in the case of Mr. Carradine; and a lump sum payment equal to one year’s salary and the average bonus for the preceding three years in the case of Mr. Webb. The annual salary for purposes of determining these payments for Mr. Carradine and Mr. Webb will not be less than the annual salary in effect for each individual as of December 31, 2002;

•	Immediate acceleration of any vesting periods for any options to purchase the Company’s common stock and an extension of the period during which such options may be exercised from 90 days following termination of employment to thirty-six months following termination of employment;

•	Continuation of health and insurance benefits for 12 months following termination of employment; and

•	Outplacement services for 12 months following termination of employment.

Under the terms of the Employment Agreement Amendments, Mr. Carradine and Mr. Webb have waived their entitlement to terminate employment with the Company for any reason during the 30-day period immediately following the first anniversary of the “change in control” resulting from the closing of the Company’s investment transaction with Tak Investments, Inc.

Under each of the amended employment agreements, the covered executive may not become an employee of, independent contractor of, consultant to, or perform any services for competitors of the Company for a specified period following the termination of his or her employment by the Company. The specified period is two years in the case of Mr. McLane, 18 months in the case of Mr. Carradine, and one year in the case of Mr. Webb. The agreements also contain confidentiality obligations that survive indefinitely, and non-solicitation obligations that continue for two years following termination of employment.

The amended employment agreements contain a tax gross-up provision relating to any excise tax that the covered individual incurs by reason of the receipt of any payment that constitutes an excess parachute payment as defined in Section 280G of the Internal Revenue Code.

In consideration of the concessions made by the executives in the Employment Agreement Amendments, the Company made a cash payment of $10,000 to each executive, all of the options to purchase the Company’s Common Stock then held by the executive vested in full, and the Company made an additional option grant to Mr. McLane of options covering 75,000 shares of Common Stock, to Mr. Carradine of options covering 60,000 shares of Common Stock, and to Mr. Webb of options covering 50,000 shares of Common Stock.

On May 13, 2005, Healthaxis, Ltd., a wholly-owned subsidiary of the Company, entered into an employment agreement with Lawrence F. Thompson pursuant to which Mr. Thompson was appointed to the position of Executive Vice President of the Company. Mr. Thompson will also be serving on the Executive Management Committee of the Company. Subject to the terms of the employment agreement, Mr. Thompson’s employment began on June 1, 2005 and will end on June 1, 2008, unless extended by mutual agreement or terminated sooner as permitted by the employment agreement. During his term of employment, Mr. Thompson will be paid an initial annual base salary of $200,000, subject to review and increase by the Compensation Committee of the Company’s Board of Directors. Mr. Thompson was also paid a signing bonus of $32,000, payable in equal quarterly installments over his first twelve months of employment, and he participates in the Company’s Sales Compensation Plan, with a guaranteed minimum aggregate commission of $50,000 per twelve month period spanning from June 1, 2006 to May 31, 2007, and from June 1, 2007 to May 31, 2008. Simultaneously with the execution of the Employment Agreement, Mr. Thompson received 50,000 stock options issued pursuant to the Company’s 2000 Stock Option Plan. Mr. Thompson is further entitled to participate in all of the Company’s equity compensation plans, practices, policies and programs generally available to other senior executives of the Company and its affiliated companies. The employment agreement also contains non-compete and confidentiality provisions. Mr. Thompson is entitled to a one year severance payment in the event his employment is terminated by the Company other than for Cause (as defined), death or disability, or by Mr. Thompson for Good Reason (as defined).

On January 4, 2006, Healthaxis, Ltd. entered into an Employment Agreement with Mr. Ronald K. Herbert pursuant to which Mr. Herbert was appointed to the position of Chief Financial Officer of the Company effective as of December 31, 2005. The Employment Agreement was entered into according to the terms of an employment offer letter entered into with Mr. Herbert on December 29, 2005, which is superceded by the Employment Agreement. Subject to the terms of the Employment Agreement, Mr. Herbert’s employment began effective as of December 31, 2005, and will continue through December 31, 2007, unless extended by mutual agreement or terminated sooner as permitted by the Employment Agreement. During his term of employment, Mr. Herbert will be paid an initial annual base salary of $150,000, subject to review and increase by the Compensation Committee of the Company’s Board of Directors. On December 31, 2005, Mr. Herbert received 40,000 fully vested stock options issued pursuant to the Company’s 2005 Incentive Stock Plan, with an exercise price of $2.25. Mr. Herbert is further entitled to participate in all of the Company’s equity compensation plans, practices, policies and programs generally available to other senior executives of the Company and its affiliated companies. The Employment Agreement also contains non-compete and confidentiality provisions. Mr. Herbert is entitled to a six month severance payment in the event his employment is terminated by the Company other than for Cause (as defined in the Employment Agreement), death or disability, or by Mr. Herbert for Good Reason (as defined in the Employment Agreement).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General Policies.  The Company’s compensation programs are intended to enable the Company to attract, motivate, reward, and retain the management and key resource talent required to achieve aggressive corporate objectives in a highly competitive industry, revenue growth, profitability and enhancement of shareholder value. It is the Company’s policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of the Company’s business. To attain these objectives, the Company has developed a senior management compensation program which includes a competitive base salary, an equity based incentive plan, an employee benefit program, as well as a performance incentive program. Base salaries, equity incentives and benefit programs are based on competitive market data reviewed by the Company. Base salaries are generally set at the approximate market median, and then incentives are designed to meet a target goal of approximating the 90th percentile of the market in terms of total compensation plan. Discretionary bonuses may also be paid to specific individuals upon completion of special projects or in cases of exceptional performance.

In developing its compensation programs, the Company strives to balance the interests of its shareholders with the need to attract, maintain and provide incentives to its employees to achieve profitability and successfully carry out the Company’s strategy. In addition to establishing bonus pools that are conditioned upon the company’s profitability, the company has certain specified plans tied to specific achievements, such as Performance and Sales Incentive Programs described below. In addition, the Company may establish smaller non-formulaic bonus pools for management to use at its discretion to reward exceptional performance by individual employees or teams, regardless of profitability, who make substantial contributions to our strategic initiatives leading to eventual company profitability.

Performance and Sales Incentive Programs — During 2005 the Company adopted a management by objective program designed to align executive officers, managers and other key employees more closely with Company goals. Under the program cash bonus compensation is paid to participating employees who successfully achieve specific objectives within time frames specified for completion. The management by objective program for line managers and key employees is administered by senior management. The Chief Executive Officer manages the program for participating executive officers.

The Company also maintains a Sales Compensation Incentive Plan. Under this plan, members of the Company’s sales organization are eligible to earn commissions upon closing of sales to new customers. A portion of the commission is paid following the first live processing, and an additional portion is tied to actual cash received from the commissionable contract for a stated term. Participants in the Sales Compensation Incentive Plan are not eligible to participate in the management by objective plan.

CEO Compensation — In February 2001, James W. McLane was named Chairman, Chief Executive Officer and President. Pursuant to the terms of an agreement, entered into in December 2000 and effective February 2001, Mr. McLane was to receive an annual salary of $325,000, subject to review and adjustment annually by the Board of Directors of the Company. No adjustment was made to the base salary payable to Mr. McLane for 2002. Effective January 1, 2003, Mr. McLane’s annual salary was reduced by 23% to $250,250 in connection with a cost reduction plan recommended by management and approved by the Board in November 2002. Mr. McLane’s salary for 2004 was unchanged from 2003. Effective as of July 1, 2005, Mr. McLane’s base salary was to be reduced to $225,000, per his Employment Agreement Amendment and his recommendation to the Company’s Board of Directors. Mr. McLane voluntarily recommended to the Board that it further reduce his base salary to $200,000 as of July 1, 2005, and the Compensation Committee agreed to the further reduction. Pursuant to his Employment Agreement Amendment, Mr. McLane’s annual base salary was not to be reduced below $200,000 while he was serving as

Chairman and Chief Executive Officer, or as Chairman only, unless a lesser amount was mutually agreed to by Mr. McLane and the Company. As of October 1, 2005, Mr. McLane ceased to serve as Chief Executive Officer. No bonuses were paid to Mr. McLane under any plans in 2003, 2004 or 2005. During his tenure as Chief Executive Officer, the Company reimbursed Mr. McLane for all reasonable and necessary business and travel related expenses incurred by him, and the use of an apartment in Irving, Texas during his service to the Company. Mr. McLane also received from the Company tax gross up payments to cover taxes on certain living and other expenses related to his travel to, and temporary living arrangement in, Irving, Texas. Mr. McLane’s 2005 compensation was based on the Committee’s evaluation of his contribution to the Company as well as the amount of his compensation relative to Chief Executive Officers of comparable companies.

Upon joining the Company in 2001, Mr. McLane was granted stock options to purchase 550,000 shares of Healthaxis.com, Inc. Common Stock at an exercise price of $4.00 per share under the Amended and Restated 1998 Stock Option Plan. As a result of the Company’s reorganization completed in January 2001, and the reverse stock split completed in 2003, these options have been converted into the right to purchase 73,370 shares of the Company Common Stock at a price of $30.00. These options expired unexercised on December 29, 2005.

In January 2002, Mr. McLane was granted an additional 75,000 stock options to purchase the Company Common Stock at a price of $6.80 per share on an adjusted basis following the reverse stock split. These options are now fully vested.

On January 14, 2003, Mr. McLane was granted an additional 14,016 stock options to purchase the Company’s Common Stock at a price of $3.30 per share. These options are now fully vested. These options were granted in accordance with a plan applicable to all employees affected by the January 2003 salary reductions, with the number of options granted to each affected employee being determined pursuant to a formula based upon the amount of the employee’s salary reduction.

On June 30, 2004, Mr. McLane was granted an additional 100,000 stock options to purchase the Company’s Common Stock at a price of $2.32 per share. These options are now fully vested.

On May 13, 2005, Mr. McLane was granted an additional 75,000 stock options to purchase the Company’s Common Stock at a price of $1.80 per share. These options are now fully vested.

Effective October 1, 2005, John M. Carradine was named Chief Executive Officer. Prior to his appointment as Chief Executive Officer, Mr. Carradine had served in a variety of executive capacities for the Company and its subsidiaries, and was a party to an amended change in control employment agreement as described under the caption ”Employment Agreements”. Mr. Carradine’s base salary as of October 1, 2005 was $215,000. Effective January 1, 2006, Mr. Carradine’s base salary was increased to $250,000. Mr. Carradine did not receive any bonus in 2005 under the management by objective plan or upon his appointment as Chief Executive Officer. On November 9, 2005, Mr. Carradine was granted 50,000 stock options to purchase the Company’s Common Stock at a price of $2.25 per share. These options are now fully vested. The Compensation Committee and the Board of Directors have established a bonus plan for the Chief Executive Officer for 2006, based on overall corporate performance. Mr. Carradine’s compensation and bonus plan are based on the Committee’s evaluation of his contribution to the Company as well as the amount of his compensation relative to Chief Executive Officers of comparable companies.

Policy with Respect to Section 162(m) of the Internal Revenue Code.  Generally, Section 162(m) of the Internal Revenue Code, and the regulations promulgated thereunder referred to as Section 162(m), denies a deduction to any publicly held corporation, such as the Company, for compensation exceeding $1,000,000 paid to the Chief Executive Officer and the four other highest paid executive officers during any taxable year, excluding, among other things, some performance-based compensation. The Committee intends to evaluate the level of compensation and the importance to the Company of qualifying for the performance-based exclusion with respect to options having an exercise price of not less than the fair market value of the Common Stock on the date of grant. The Committee will also continually evaluate to what extent Section 162(m) will apply to its other compensation programs.

Submitted by the Compensation Committee of the Board of Directors

Kevin F. Hickey, Chairman
James J. Byrne
Adam J. Gutstein

REPORT OF AUDIT COMMITTEE

The Audit Committee met five times in 2005. As required by its charter, which has been adopted by the Board of Directors, the Audit Committee has met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with the Company’s independent auditors, McGladrey & Pullen, LLP, regarding the matters required by the Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent accountants as required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” and the Audit Committee has discussed with McGladrey & Pullen, LLP its independence. Based upon the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Submitted by the Audit Committee of the Board of Directors

Thomas L. Cunningham, Chairman
John W. Coyle
James J. Byrne
Barry L. Reisig

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Following approval by the Company’s common shareholders, on May 13, 2005 the Company closed a financing transaction (the “Closing”) with Tak Investments, Inc. (the “Investor”), a Delaware corporation owned by Mr. Sharad Tak. Under the terms and conditions of the Stock and Warrant Purchase Agreement with the Investor (the “Purchase Agreement”), the Company issued to the Investor 2,222,222 shares of common stock at a per share purchase price of $2.25 for an aggregate initial investment of $5.0 million. The Investor also received at the Closing three warrants (the “Warrants”). The first Warrant, which provides for an exercise price of $2.25 per share of common stock and a term of two years, permits the Company to call the exercise of up to 3,333,334 shares of common stock (for an aggregate of up to $7.5 million) under certain conditions, but only permits the Investor to exercise the Warrant for up to 2,222,222 shares of common stock (for an aggregate of $5.0 million). The Company’s ability to call the exercise of the first Warrant is subject to the satisfaction of certain conditions, including unanimous approval of such action by the Company’s Board of Directors (which requires the approval of the Investor’s designees to the Board, as referenced below). The Investor also received two additional warrants representing the right to purchase additional shares of common stock at prices of $2.70 and $3.15 per share. The number of shares of common stock subject to these two additional Warrants is dependent upon the amount ultimately invested under the first Warrant, but could total up to an additional 2,777,777 shares of common stock and could provide an additional cash investment in the Company of up to $8.1 million. According to a Schedule 13D filed by Mr. Tak with the Securities and Exchange Commission (the “Commission”) on May 23, 2005, the $5.0 million initial investment made by the Investor in the Company was drawn from Mr. Tak’s personal funds.

In connection with the Closing, the Company and the Investor entered into a number of related agreements. Under the terms of an Investor Rights Agreement, the securities purchased by the Investor are subject to limited transfer restrictions, and the Investor has the right to approve certain fundamental corporate activities, the right to participate in other Healthaxis equity financings and, depending upon the size of the Company’s Board of Directors and the Investor’s continuing ownership position in the Company, the right to designate one to three nominees for election to the Company’s Board of Directors. Under the terms of the Investor Rights Agreement, the Investor currently has the right to designate up to two members to the Board of Directors, and has designated Barry L. Reisig, to fill one of the positions. The Investor has the right to designate an additional member at any time, in which case the Company will be obligated to expand its Board and add the Investor’s designee to the Board. The parties also entered into a Registration Rights Agreement under which the Company agrees to file a registration statement covering the resale of the shares of common stock purchased under the Purchase Agreement or through exercise of the Warrants.

Finally, as a part of the Closing, the Company also entered into a five-year Remote Resourcing Agreement with Healthcare BPO Partners L.P., a company affiliated with the Investor and owned by Mr. Tak. Under the terms of this agreement, Healthcare BPO Partners provides India-based personnel and infrastructure that are utilized by the Company to provide business process outsourcing services and other software development and technical support services to support the Company’s operations. The Indian operations, which are dedicated for the Company’s exclusive use, are managed by the Company and based in Jaipur, India. These Indian operations supplement the Company’s operations in Utah, Texas and Jamaica. Under this Agreement, Healthcare BPO Partners also provides the Company with data center space and support services in the United States. The terms on which these remote resources are provided to the Company have been reviewed and approved by the Audit Committee and are at globally competitive rates. During 2005, the Company paid a total of $376,000 to Healthcare BPO Partners for the remote resources and related services provided under the agreement and, at December 31, 2005, the Company had accounts payable to Healthcare BPO Partners of $135,000.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage change in cumulative total return (change in the year-end stock price plus reinvested dividends) to the Company’s shareholders against the cumulative total return of the NASDAQ Stock Market (U.S.) and the Dow Jones U.S. Software Index for the five years beginning December 31, 2000.

The closing price of the Company’s common stock on December 30, 2005 was $1.23 per share. Historical stock price performance is not necessarily indicative of future price performance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Section 16(a)”) requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’ equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Lehman Brothers Holdings Inc., the ultimate parent of the Company’s stockholder, LB I Group Inc., filed the following late reports: 2 Forms 3 and 3 Forms 4, reporting a total of 54 transactions.

ADVANCE NOTICE BYLAW PROVISION

The Company’s Amended and Restated Bylaws provide that nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at a meeting of shareholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company not later than (i) with respect to an election to be held, or a proposal considered, at an annual meeting of shareholders, the latest date upon which shareholder proposals must be submitted to the Company for inclusion in the Company’s proxy statement relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least ninety days prior to the date one year from the date of the immediately preceding the annual meeting of shareholders, and (ii) with respect to an election to be held, or a proposal to be considered at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

SHAREHOLDER PROPOSALS

The Rule 14a-8 requirements applicable to inclusion of shareholder proposals in the Company’s proxy materials related to the Company’s 2007 Annual Meeting of Shareholders (the “2007 Meeting”) require that a shareholder proposal regarding the 2007 Meeting must be submitted to the Company at its office located at 7301 North State Highway 161, Suite 300, Irving, TX 75039, Attention: Secretary, by December 11, 2006, to receive consideration for inclusion in the Company’s 2007 proxy materials. Any such proposal must also comply with the proxy rules under the Securities Exchange Act of 1934, including Rule 14a-8. Assuming the 2007 Meeting is held within 30 days of the 2006 Annual Meeting, as to all such matters which the Company does not have notice on or prior to February 24, 2007, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2007 Meeting to vote on such proposal.

HOUSEHOLDING INFORMATION

Unless the Company has received contrary instructions, the Company may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce the Company’s expenses. However, if shareholders prefer to receive multiple sets of the Company’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of the Company’s disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact Healthaxis at its offices at 7301 North State Highway 161, Suite 300, Irving, TX 75039, Attn: J. Brent Webb, Secretary, telephone number (972) 443-5000 to inform the Company of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

OTHER MATTERS

If any other matters are properly presented at the Annual Meeting, including a motion to adjourn, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as a person delivering a proxy would be entitled to vote. At the date this Proxy Statement was printed, the Company did not anticipate that any other matters would be raised at the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 REQUIRED TO BE FILED WITH THE COMMISSION WITHOUT CHARGE, INCLUDING EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO:

Healthaxis Inc.
7301 North State Highway 161
Suite 300
Irving, TX 75039
Attn: J. Brent Webb, Secretary

By Order of the Board Of Directors,

J. Brent Webb
Secretary

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
				FOR ALL NOMINEES (except as provided to the contrary below)	WITHHOLD AUTHORITY FOR ALL NOMINEES
1.	To elect eight directors to serve until the next annual meeting of shareholders and until their successors are duly elected;			☐	☐
						FOR	AGAINST	ABSTAIN
	01 James J. Byrne 03 John W. Coyle 05 Adam J. Gutstein 07 James W. McLane	02 John M. Carradine 04 Thomas L. Cunningham 06 Kevin F. Hickey 08 Barry L. Reisig	2.	To ratify the selection of McGladrey & Pullen, LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2006; and		☐	☐	☐
						FOR	AGAINST	ABSTAIN
3.

To act upon such other matters as may properly come before the meeting, including any motion to adjourn the meeting to a later time to permit further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of the proposals or before any postponements or adjournments thereof.

						☐	☐	☐
	If there is any individual director with respect to whom you desire to withhold your consent, you may do so by indicating his name(s):		In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:______________________________________________________________, 2006
_______________________________________________

Signature
___________________________________________________________________________
Signature

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.)

▲  FOLD AND DETACH HERE  ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/haxs Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

HEALTHAXIS INC.

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS FOR THE
2006 ANNUAL MEETING OF STOCKHOLDERS ON MAY 10, 2006

     The undersigned shareholder of HEALTHAXIS INC., a Pennsylvania corporation (the “Company”), hereby acknowledges receipt of the official Notice of Annual Meeting of Shareholders, dated April 10, 2006, and hereby appoints J. Brent Webb and Ronald K. Herbert, and each of them as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Shareholders of the Company, to be held on Wednesday, May 10, 2006, at 8:00 a.m., Central Daylight Time, at the offices of the Company located at 7301 North State Highway 161, Suite 300, Irving, Texas 75039, and any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE APPROVAL OF ALL EIGHT OF THE DIRECTOR NOMINEES, (2) FOR THE RATIFICATION OF THE SELECTION OF MCGLADREY & PULLEN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006, AND (3) TO ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ANY MOTION TO ADJOURN THE MEETING TO A LATER TIME TO PERMIT FURTHER SOLICITATION OF PROXIES IF NECESSARY TO ESTABLISH A QUORUM OR TO OBTAIN ADDITIONAL VOTES IN FAVOR OF THE PROPOSALS OR BEFORE ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

You can now access your HealthAxis, Inc. account online.

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